Exhibit 99.1

Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203
www.twec.com	NEWS RELEASEE

TRANS WORLD ENTERTAINMENT ANNOUNCES HOLIDAY SALES RESULTS

Albany, NY, January 5, 2017 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported sales results for the nine week period ended December 31, 2016.

Nine weeks ended December 31, 2016

•	Total sales for the period increased 16% to $116 million as compared to the same period last year.

•	The increase in sales is due to the acquisition of etailz in the third quarter of 2016. etailz sales were $26 million for the period.

•	Total sales for the fye segment decreased 10%. The sales decline was due to a comparable store sales decline of 7% and 3% fewer stores in operation.

“Our sales results demonstrate the benefit and potential of our acquisition of etailz. Our sales growth is directly attributable to the diversification of our business into the fastest growing segment of retail: the digital marketplace.” commented Mike Feurer, Company CEO. “In our fye segment, we continue to deliver growth in the trend categories. However, the increases in these categories did not offset the ongoing disruption in our heritage media categories and declines in mall traffic, each of which will continue to create headwinds in 2017,” Mr. Feurer added.

11 months ended December 31, 2016

•	Total sales for the period increased 2% to $323 million as compared to the same period last year.

•	The increase in sales is due to the acquisition of etailz in the third quarter of 2016. etailz sales were $30 million for the period.

•	Total sales for the fye segment decreased 8%. The sales decline was due to a comparable store sales decline of 4% and 4% fewer stores in operation.

Trans World Entertainment is a unique omni-channel retailer coupling a long history of specialty retail experience with newly acquired digital marketplace expertise.  For over 40 years, the company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name FYE for your entertainment and on the web at www.fye.com and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

2